Exhibit 99.1

Targacept Reports Third Quarter 2014 Financial Results

Winston-Salem, North Carolina, November 5, 2014 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company advancing NNR Therapeutics™, today reported its financial results for the third quarter and nine months ended September 30, 2014.

Targacept reported a net loss of $4.9 million for the third quarter of 2014, compared to $12.9 million for the third quarter of 2013. For the nine months ended September 30, 2014, Targacept reported a net loss of $28.0 million compared to $33.3 million for the corresponding 2013 period. As of September 30, 2014, cash and investments in marketable securities totaled $114.5 million.

“We remain focused on assessing strategic opportunities that can provide substantial value for our stakeholders and lead to meaningful treatment options for patients. While we cannot predict with certainty when this effort will conclude, we are pleased with our progress to date and are appreciative of the cooperation and valuable input we have received from our major shareholders,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “In addition, we have been working to ensure high-quality execution of our ongoing exploratory trial of TC-6499 in diabetic gastroparesis, for which we expect to report top-line results in the first half of 2015.”

Financial Results

Targacept reported a net loss of $4.9 million for the third quarter of 2014, compared to a net loss of $12.9 million for the third quarter of 2013, a decrease of $8.0 million. The lower net loss was primarily due to a decrease of $7.7 million in research and development expenses. For the nine months ended September 30, 2014, Targacept reported a net loss of $28.0 million compared to net a net loss of $33.3 million for the corresponding 2013 period. The net loss for the nine months ended September 30, 2014 included a non-cash income tax adjustment of $3.4 million recorded as a result of an IRS review of our 2010 federal income tax return completed in the first quarter of 2014. Targacept believes its loss before income taxes of $24.5 million for the nine months ended September 30, 2014 is more representative of its operating results for that period. The lower net loss before income taxes for the 2014 period was principally due to a decrease of $12.3 million in operating expenses, partially offset by a decrease of $3.5 million in revenue recognized for payments received from collaborations. Non-cash, stock-based compensation charges of $807,000 and $1.3 million were recorded for the third quarters of 2014 and 2013, respectively, and $2.6 million and $4.2 million for the nine months ended September 30, 2014 and 2013, respectively.

Net Operating Revenues

Net operating revenues totaled $25,000 for the third quarter of 2014, compared to no net operating revenues for the third quarter of 2013. For the nine months ended September 30, 2014, net operating revenues totaled $148,000, compared to $3.5 million for the corresponding 2013 period. The decrease for the nine-month period was primarily attributable to deferred revenue recognized during the 2013 period associated with Targacept’s recently-terminated collaboration with AstraZeneca AB. The remaining balance of payments received under that collaboration became fully recognized in the first quarter of 2013.

Research and Development Expenses

Research and development expenses totaled $2.7 million for the third quarter of 2014, compared to $10.3 million for the third quarter of 2013. For the nine months ended September 30, 2014, research and development expenses totaled $17.1 million, compared to $28.1 million for the corresponding 2013 period. The lower research and development costs for the three and nine months ended September 30, 2014 were principally due to decreases of $6.7 million and $8.7 million, respectively, for charges related to Targacept’s clinical programs. The Company’s clinical program costs for the 2014 periods reflected lower costs related to its Phase 2b study of TC-5619 in schizophrenia, which was completed in the fourth quarter of 2013, and lower costs related to its Phase 2b studies of TC-5214 in overactive bladder and TC-1734 in Alzheimer’s disease, both of which were completed in the third quarter of 2014, and which were partially offset by increased costs related to the ongoing exploratory study of TC-6499 in diabetic gastroparesis, which Targacept initiated in the second quarter of 2014. The lower research and development expenses were also attributable to decreases, as compared to the corresponding 2013 period, of $767,000 for the third quarter and $2.3 million for the nine-month period in research and development-related operating costs, including infrastructure and compensation-related expenses for research and development personnel.

General and Administrative Expenses

General and administrative expenses totaled $2.4 million for the third quarter of 2014, compared to $2.8 million for the third quarter of 2013. For the nine months ended September 30, 2014, general and administrative expenses totaled $8.0 million, compared to $9.4 million for the corresponding 2013 period. The decreased general and administrative expenses for both 2014 periods were primarily a result of lower compensation related expenses due to fewer general and administrative employees and a lower value assigned to stock-based compensation awards that vested during the periods. The lower general and administrative expenses for the nine-month period also reflects the non-recurrence of severance related charges in connection with the departure of an executive officer in 2013, which totaled $776,000.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, November 5, 2014, at 8:30 a.m. Eastern Standard Time. Participants may access the conference call by dialing 866.825.3209 for domestic callers and 617.213.8061 for international callers (reference passcode 66014811). A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of our website for at least two weeks following the call.

About Targacept

Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of any Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on

Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact:

Alan Musso, SVP, Finance and Administration and CFO

Targacept, Inc.

Telephone: 336.480.2186

Email: alan.musso@targacept.com

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net operating revenues	$25	$—	$148	$3,536

Operating expenses:
Research and development	2,655	10,312	17,143	28,086
General and administrative	2,358	2,834	7,988	9,358

Total operating expenses	5,013	13,146	25,131	37,444

Operating loss	(4,988)	(13,146)	(24,983)	(33,908)
Other income, net	139	244	456	569

Loss before income taxes	(4,849)	(12,902)	(24,527)	(33,339)
Income tax expense	(11)	—	(3,468)	—

Net loss	$(4,860)	$(12,902)	$(27,995)	$(33,339)

Net loss per share - basic and diluted	$(0.14)	$(0.38)	$(0.83)	$(0.99)

Weighted average common shares outstanding - basic and diluted	33,793,735	33,644,256	33,775,951	33,629,295

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$114,546	$143,777
Receivables and other current assets	1,073	1,277
Property and equipment, net	483	682
Other assets, net	19	137

Total assets	$116,121	$145,873

Current liabilities	$3,212	$10,979
Long-term debt, net of current portion	—	283
Total stockholders’ equity	112,909	134,611

Total liabilities and stockholders’ equity	$116,121	$145,873